EXHIBIT 3.3
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                         ASSIGNMENT AGREEMENT

     This Agreement is first made and entered into as of the 10th day of September, 1987 by and among Arvida/JMB Partners, L.P., a Delaware limited partnership (the "Partnership"), Arvida/JMB Managers, Inc., an Illinois corporation which is the General Partner of the Partnership (the "General Partner"), JMB Investor Services Corporation, the initial limited partner of the Partnership (the "Initial Limited Partner"), and those persons to whom limited partnership interests in the Partnership are hereinafter assigned pursuant to this Assignment Agreement (the "Assignee Holders").

     WHEREAS:

     A. The Partnership is a limited partnership formed and existing under an Amended and Restated Agreement of Limited Partnership dated as of September 10, 1987 among the General Partner, Arvida/JMB Associates, an Illinois general partnership, Arvida/JMB Limited Partnership, an Illinois limited partnership (together with Arvida/JMB Associates, referred to herein as the "Associate Limited Partners") and the Initial Limited Partner (the "Partnership Agreement") (all capitalized terms herein having the same definitions as set forth in the Partnership Agreement, except as otherwise specifically provided herein).

     B. The Partnership expects to issue additional limited partnership interests (the "Additional Limited Partnership Interests") to the Initial Limited Partner and all right and interest in and title to such Additional Limited Partnership Interests will be assigned, sold and transferred to Assignee Holders pursuant to a public offering of such Additional Limited Partnership Interests as provided in Sections 3.3A and 3.3G of the Partnership Agreement (the "Public Offering").

     C. Contemporaneously with the issuance of such Additional Limited Partnership Interests to the Initial Limited Partner and the assignment, sale and transfer of the Additional Limited Partnership Interests to the Assignee Holders, all of the proceeds of such sales will be paid to the Partnership as capital contributions with respect to such Additional Limited Partnership Interests.

     NOW, THEREFORE, in consideration of the foregoing premises and the promises hereinafter contained, it is hereby agreed by and among the parties hereto as follows:

           1. Assignment of Additional Partnership Interests. The Initial Limited Partner will transfer and assign to the Assignee Holders who purchase Additional Limited Partnership Interests in the Public Offering all of the Initial Limited Partner's rights and interests in and title to the Additional Limited Partnership Interests. The rights and interests so transferred and assigned to the Assignee Holders shall include without limitation, (a) all rights to receive distributions of Cash Flow,
(b) all rights in respect of the allocation of Profits and Losses, and credits (if any), under the Partnership Agreement, (c) all rights in respect of Consents to admission of a successor or additional General Partner, (d) all rights to inspect books and records and to receive all financial and other reports relating to the Partnership, (e) all voting rights and rights to attend or call meetings, and (f) all other rights which Limited Partners (other than Associate Limited Partners) have or may have in the future under the Partnership Agreement, and, except as otherwise provided in the Partnership Agreement, the Revised Uniform Limited Partnership Act of the State of Delaware and other applicable law. The General Partner, by the execution of this Assignment Agreement, hereby
(a) consents to the transfer and assignment of the Additional Limited Partnership Interests to the Assignee Holders pursuant to this Agreement,
(b) acknowledges that the Assignee Holders are intended to be third party beneficiaries of all rights and privileges of the Initial Limited Partner in respect of the Additional Limited Partnership Interests, and (c) acknowledges and agrees that, in accordance with the foregoing transfer and assignment, all of the Initial Limited Partner's rights and privileges in respect of the Additional Limited Partnership Interests may be exercised by the Assignee Holders.

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     2.    Instrument of Assignment.  Effective upon the transfer to the
Partnership of the required capital contributions in respect of Additional Limited Partnership Interests from time to time during the Public Offering, and upon the amendment of the Certificate of Limited Partnership of the Partnership to reflect the issuance of Additional Limited Partnership Interests to the Initial Limited Partner, the Initial Limited Partner shall execute an Instrument of Assignment transferring and assigning all of its rights and interests in and to such Additional Limited Partnership Interests to the Assignee Holders. The names and addresses of the Assignee Holders who have purchased the Additional Limited Partnership Interests shall be set forth on such Instrument and, upon its receipt and acknowledgement by the General Partner, such Instrument of Assignment shall be binding in all respects upon the Partnership, the General Partner, the Initial Limited Partner and the Assignee Holders named therein; provided that any such Instrument of Assignment may be amended by written instrument executed by the Initial Limited Partner and the General Partner for the purpose of correcting any error or omission contained therein. Notification of the name and address of an Assignee Holder set forth on any such Instrument of Assignment shall be mailed, postage prepaid, to such Assignee Holder named therein; and thereafter any address contained therein shall be subject to change only upon the receipt by the Initial Limited Partner of written notification of a change of an Assignee Holder's address signed by such Assignee Holder.

     3. Subsequent Assignments. Any subsequent transfer or assignment or reassignment of Additional Limited Partnership Interests by any Assignee Holder to any other Person must conform in all respects with the requirements of Section 7.2 of the Partnership Agreement and shall be subject to all restrictions on transfer provided in Section 7.1 of the Partnership Agreement.

     4. Voting. The Initial Limited Partner hereby agrees that, with respect to any matter on which a vote of Limited Partners is taken in accordance with the Partnership Agreement or as to which any Consent is requested, it will vote the Additional Limited Partnership Interests transferred to Assignee Holders pursuant to this Agreement or grant or withhold such Consent solely for the benefit of, and in accordance with the written instructions of, the respective Assignee Holders with respect to their respective Interests; provided, however, that the voting rights of an Assignee Holder who transfers Additional Limited Partnership Interests will terminate with respect to such Interests upon such transfer, whether or not the transferee thereof is admitted as a Substituted Limited Partner with respect thereto. Additional Limited Partnership Interests assigned to Assignee Holders who do not provide such written instructions to the Initial Limited Partner will not be voted nor any Consent granted on any such matter. The Initial Limited Partner will provide notice to the Assignee Holders containing information regarding any matters to be voted upon or as to which any Consent is requested sufficiently in advance of the date of the vote for which such Consent is requested to permit such Assignee Holders to provide such written instructions and shall otherwise establish reasonable procedures for any such voting or the granting of such Consent. The Partnership and the General Partner hereby agree to permit Assignee Holders to attend any meetings of Limited Partners and the Initial Limited Partner shall, upon written request of Assignee Holders owning Additional Limited Partnership Interests which represent in the aggregate 10% or more of all of the outstanding Limited Partnership Interests, request the General Partner to call a meeting of Limited Partners or to submit a matter to the Limited Partners without a meeting pursuant to the Partnership Agreement.

     5. Reports. The Initial Limited Partner will mail to any Assignee Holder (at the address provided under paragraph 2 above) any report, financial statement or other communication received from the Partnership or the General Partner with respect to the Additional Limited Partnership Interests transferred to such Assignee Holder. In lieu of the mailing of any such document by the Initial Limited Partner, the Initial Limited Partner may, at its option, request the Partnership to mail any such communications directly to the Assignee Holders, and the Initial Limited Partner shall be deemed to have satisfied its obligations under this paragraph 5

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


upon its receipt of written notification from the General Partner that any such communication has been mailed, postage prepaid, to all of such Assignee Holders at the addresses provided under paragraph 2 above.

     6. Substituted Limited Partners. Any Assignee Holder acquiring Additional Limited Partnership Interests in the Public Offering and desiring to become a Substituted Limited Partner in the Partnership with respect to such Interests may do so by delivering to the General Partner an appropriately executed Signature Page and Power of Attorney and such other document or documents as may reasonably be requested by the General Partner and payment of an amount required to cover all actual, necessary and reasonable expenses, fees and filing costs in connection with such substitution. The Initial Limited Partner and the General Partner will advise and assist any Assignee Holder who so requests in obtaining and executing such documents. Upon receipt of such documents, the General Partner will use its best efforts to cause the execution and filing of an amendment to the Certificate of Limited Partnership admitting such Assignee Holder as a Substituted Limited Partner. Upon such filing, the Additional Limited Partnership Interests of such Substituted Limited Partner shall no longer be subject to this Assignment Agreement in any respect, and any and all rights of such Substituted Limited Partner, including the right to assign or transfer such Interests to any other Person, shall be governed exclusively by the Partnership Agreement.

     7. Liability. Except as otherwise set forth herein and subject to Section 5.8 of the Partnership Agreement, neither the Partnership, the General Partner nor the Initial Limited Partner assumes any obligation or shall be subject to any liability under this Assignment Agreement to the Assignee Holders except to the extent that any such liability was the result of misconduct or negligence. In addition, each of the Partnership, the General Partner and the Initial Limited Partner agrees to use its best efforts and good faith in the performance of the duties specifically set forth hereunder. This Assignment Agreement shall not permit the Assignee Holders to contract away the fiduciary duty owed to them by the Initial Limited Partner under the common law of agency.

     8. Termination. This Assignment Agreement shall remain in effect so long as Additional Limited Partnership Interests are owned by any person.

     9. Assignee Holders Party to Agreement. Upon subscription and payment for Additional Limited Partnership Interests by a purchaser and acceptance of such subscription and recognition of the purchaser as an Assignee Holder by the General Partner on behalf of the Partnership, each such Assignee Holder shall be and become a party to this Assignment Agreement and the Subscription Agreement contained in the Prospectus, shall be bound by all of the terms and conditions hereof and of the Subscription Agreement and shall be bound by all of the terms and conditions of the Partnership Agreement and shall be entitled to all of the rights of an Assignee Holder hereunder, under the Partnership Agreement and as assignees under the Delaware Revised Uniform Limited Partnership Act.

     10. Amendment. This Assignment Agreement may be amended by a written instrument executed by the Partnership, the General Partner and the Initial Limited Partner in order to cure any ambiguity, correct or supplement any provision hereof or to make any other provisions with respect to matters or questions arising under this Agreement not inconsistent with the purposes of this Agreement, provided that such amendment is not adverse to the interests of the Assignee Holders hereunder.

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


     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first above written.


                            ARVIDA/JMB PARTNERS, L.P.
                            a Delaware limited partnership

                            By:   Arvida/JMB Managers, Inc., an Illinois
                                  corporation, General Partner


                                  By:  /s/ Dennis M. Quinn
                                       ------------------------------
                                       Vice President



                            ARVIDA/JMB MANAGERS, INC.
                            as General Partner of the Partnership


                                  By:  /s/ Dennis M. Quinn
                                       ------------------------------
                                       Vice President



                            JMB INVESTOR SERVICES CORPORATION
                            as the Initial Limited Partner
                            of the Partnership


                                  By:  executed signature
                                       -----------------------------
                                       Vice President





























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